UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2026
____________________________________________

COPT DEFENSE PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

6711 Columbia Gateway Drive, Suite 300, Columbia, MD	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (443) 285-5400

____________________________________________

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of beneficial interest, $0.01 par value	CDP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 30, 2026, COPT Defense Properties (“CDP”) and COPT Defense Properties, L.P. (“CDPLP”) (collectively referred to herein as the “Company”) entered into Letter Agreements (collectively, the “2026 Letter Agreements”) with Stephen E. Budorick, CDP’s President and Chief Executive Officer, Britt A. Snider, CDP’s Executive Vice President and Chief Operating Officer, and Anthony Mifsud, CDP’s Executive Vice President and Chief Financial Officer, regarding their participation in the Company’s Second Amended & Restated Executive Change in Control and Severance Plan (the “Plan”). The 2026 Letter Agreements supersede previous Letter Agreements that CDP and CDPLP had with Messrs. Budorick, Snider and Mifsud dated June 22, 2021, December 1, 2023 and November 1, 2021, respectively, pertaining to their respective participation in the Plan. The 2026 Letter Agreements establish five-year participation periods for Messrs. Budorick, Snider and Mifsud under the Plan, after which they will cease to participate in the Plan unless otherwise agreed to by CDP, CDPLP and the respective executives.

Under the Plan, each executive selected to participate is entitled to receive the following payments and benefits in the event the executive is terminated prior to the end of any defined participation period for any reason other than death, disability or for “cause,” as defined in the Plan, or is “constructively discharged,” as defined in the Plan: (1) a severance payment equal to a specified severance multiple, described below, multiplied by the sum of the executive’s annual base salary plus the average of the executive’s annual cash performance bonuses for the last three years; (2) a pro-rated annual cash performance bonus for the year of termination through the date of termination based on the amount of the executive’s target annual cash performance bonus for that year, plus the actual amount of any unpaid bonus from the year prior to termination; (3) full vesting of equity awards subject to a time-based vesting schedule (with vesting of equity awards subject to performance-based vesting conditions to remain governed by the terms of the applicable award agreement); (4) the right to exercise existing stock options for up to 18 months following termination; and (5) continuing coverage under CDPLP’s group medical, dental and vision plans (“continuation coverage”) for a specified period, described below, following termination unless such benefits are available to the executive through another group plan. If any payments and benefits to be paid or provided to an executive, whether pursuant to the Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.

An executive’s receipt of payments and benefits under the Plan will be conditioned upon the executive’s execution of a general release of claims in favor of CDP and CDPLP. In addition, in order to participate in the Plan, an executive must agree to comply with non-competition and non-solicitation covenants while the executive is employed and for 12 months thereafter and confidentiality and non-disparagement covenants. CDP and CDPLP may amend or terminate the Plan at any time, provided that executive’s rights to payments and benefits upon a termination in connection with or within 24 months after a “change in control,” as defined in the Plan, may not be adversely affected by an amendment or termination occurring within 24 months before or after the change in control.

Mr. Budorick’s severance multiple under the Plan is 2.00 or, in the event of a termination within six months prior to and 24 months after a change in control, 2.99. Messrs. Snider’s and Mifsud’s severance multiple under the Plan is 1.00 or, in the event of a termination within six months prior to and 24 months after a change in control, 2.99. Mr. Budorick’s continuation coverage period is two years and Messrs. Snider’s and Mifsud’s is one year.

This description of the Plan and the 2026 Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and the 2026 Letter Agreements, copies of which are filed as Exhibits 99.1, 99.2, 99.3 and 99.4 herewith and are incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits

(d)     Exhibits.

Exhibit Number	Exhibit Title
99.1	CDP and CDPLP Second Amended and Restated Executive Change in Control and Severance Plan adopted January 30, 2026 (filed herewith).
99.2	Letter Agreement, dated January 30, 2026, between CDP, CDPLP, and Stephen E Budorick (filed herewith).
99.3	Letter Agreement, dated January 30, 2026, between CDP, CDPLP, and Britt A Snider (filed herewith).
99.4	Letter Agreement, dated January 30, 2026, between CDP, CDPLP, and Anthony Mifsud (filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPT DEFENSE PROPERTIES

/s/ Anthony Mifsud
Anthony Mifsud
Executive Vice President and Chief Financial Officer

Date:	February 4, 2026